Exhibit 5.1

October 15, 2015

Targa Resources Partners LP

1000 Louisiana St, Suite 4300

Houston, TX 77002

Ladies and Gentlemen:

We have acted as counsel for Targa Resources Partners LP, a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the registration by the Partnership under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the Partnership of up to 5,060,000 9.00% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units representing limited partner interests in the Partnership (the “Preferred Units”). We have participated in the preparation of a Prospectus Supplement dated October 7, 2015 (the “Prospectus Supplement”) and the Prospectus dated October 7, 2015 (the “Prospectus”) forming part of the Registration Statement on Form S-3 (No. 333-187795) (the “Registration Statement”). The Prospectus Supplement has been filed pursuant to Rule 424(b) promulgated under the Securities Act.

In rendering the opinions set forth below, we have examined and relied upon (i) the Registration Statement, the Prospectus Supplement and the Prospectus; (ii) the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of October 15, 2015; (iii) the Underwriting Agreement, dated October 7, 2015, relating to the offering and sale of the Preferred Units (the “Underwriting Agreement”); (iv) resolutions of the Board of Directors of the general partner dated September 4, 2015 and September 25, 2015 and the pricing committee thereof dated October 7, 2015; and (v) such other certificates and other instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed.

In connection with this opinion, we have assumed that all Preferred Units will be issued and sold in the manner stated in the Prospectus Supplement, the Prospectus, and the Underwriting Agreement.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth below, we are of the opinion that when the Preferred Units have been issued and delivered in accordance with the terms of the Underwriting Agreement, then the Preferred Units will be validly issued, fully paid and non-assessable, except as described in the Registration Statement, the Prospectus Supplement and the Prospectus.

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh San Francisco Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

The opinions expressed herein are qualified in the following respects:

A. We have assumed that (i) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine, and (ii) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.

B. This opinion is limited in all respects to the federal laws of the United States, the Delaware Revised Uniform Limited Partnership Act and the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware and of the United States. We are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Prospectus Supplement and the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.